Exhibit 10.3

Computer Associates International, Inc.

Restricted Stock Award Certificate

Name of Participant	EmplID

Grant Number
Total Number of Restricted Shares Granted	**Total Granted**
Grant Date	Grant Date
Stock Price on Grant Date	Price

This Certificate confirms the grant under the Computer Associates International, Inc. 2002 Incentive Plan, amended and restated effective as of March 31, 2004 (the “Plan”), to the above-named participant of the amount of Restricted Stock set forth above. This Certificate merely evidences such grant, and does not constitute property of any nature or type or confer any additional rights. This grant is subject in all respects to the applicable terms of the Plan, which are incorporated by reference in this Certificate. A copy of the Plan may be obtained at no cost by contacting the Corporate Treasurer.

The Restricted Stock set forth above will vest as follows: 34% of the total shares will vest immediately on the Grant Date set forth above and the remaining shares will vest in two equal installments on each of the first anniversary and second anniversary of such Grant Date, provided that the above-named participant remains employed through the applicable vesting date. Shares of Restricted Stock that are included in this award may not be transferred by the participant prior to vesting and shall be forfeited by the participant upon the participant’s Termination of Employment, as defined in the Plan, prior to vesting for any reason other than death or Disability, as defined in the Plan.

The Company may satisfy any federal income tax withholding obligations that arise in connection with the vesting of the Restricted Stock (or in connection with an election by the participant under section 83(b) of the Internal Revenue Code, 1986, as amended, with respect to the Restricted Stock) by withholding shares of Restricted Stock that are part of this award having a Fair Market Value, as defined in the Plan, on the date the shares of Restricted Stock first become taxable equal to the minimum statutory withholding obligation with respect to such taxable shares.

By

Jeff Clarke
Chief Operating Officer